Contact:	Lacey Dean Exelon Generation Communications 610-765-5535 Lacey.dean@exeloncorp.com	FOR IMMEDIATE RELEASE

EXELON GENERATION TO BEGIN NEGOTIATIONS TO ACQUIRE FULL OWNERSHIP OF R.E. GINNA, NINE MILE POINT AND CALVERT CLIFFS
EDF, which owns a 49.99 percent interest in the three plants, has provided notice that it will exercise its put option to sell its ownership interest to Exelon Generation

KENNETT SQUARE, Pa. (Nov. 20, 2019) — Exelon Generation announced today that EDF is exercising the put option to sell its 49.99 percent interest in the R.E. Ginna, Nine Mile Point and Calvert Cliffs nuclear energy facilities.

As Exelon has reported in its financial filings, the put option was established in connection with the joint operating services agreement signed by the two companies in April 2014 to enable Exelon Generation to take over operations at the three nuclear plants. Exelon Generation already is the majority owner and operator of the plants, which are located in New York and Maryland. Exelon Generation’s purchase of EDF’s ownership interest will have no impact on plant operations or employees.

"Since Exelon Generation took over operations, we have created value for both Exelon and EDF by integrating the three plants into the nation’s largest and best-run nuclear fleet. Leveraging the Exelon management model, we’ve improved overall fleet performance and efficiency while reducing costs in a challenging market environment,” said Chris Crane, Exelon President and CEO. “We have worked collaboratively with EDF leadership as co-owners of these three nuclear plants and look forward to partnering with them in a productive process to purchase their ownership stake.”

As part of the acquisition process, EDF and Exelon Generation will seek a negotiated agreement on the sale price. If an agreement cannot be reached, the price will be set through a third-party arbitration process to determine fair market value. The transaction will require approval by the New York Public Service Commission, the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission. The process and regulatory approvals could take one to two years or more to complete.

Exelon Generation would become the full 100 percent owner of the three zero-carbon nuclear energy facilities, which consist of the single-unit R.E. Ginna Nuclear Power Plant (576 megawatts) and the dual-unit Nine Mile Point Nuclear Station (1,907 megawatts), both in upstate New York; and the dual-unit Calvert Cliffs Nuclear Power Plant (1,756 megawatts) in Maryland.

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Exelon Generation, a subsidiary of Exelon Corporation (Nasdaq: EXC), is the nation’s largest producer of carbon-free energy, powering more than 20 million homes and businesses through a diverse generation fleet with more than 31,000 megawatts of capacity. Exelon Generation operates the largest U.S. fleet of zero-carbon nuclear plants with more than 18,700 megawatts from 21 reactors at 12 facilities in Illinois, Maryland, New York and Pennsylvania. It also operates a diverse mix of wind, solar, landfill gas, hydroelectric, natural gas and oil facilities in 19 states with more than 12,300 megawatts. Exelon Generation sets the standard for world-class power plant operations that produce clean, safe, reliable electricity, and is an active partner and economic engine in the communities it serves by providing jobs, charitable contributions and tax payments that help towns and regions grow. Follow Exelon Generation on Twitter @ExelonGen, view the Exelon Generation YouTube channel or visit exeloncorp.com.

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